UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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HIGHWOODS PROPERTIES, INC.

(Name of Registrant as Specified in its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 15, 2008

You are cordially invited to attend the annual meeting of stockholders of Highwoods Properties, Inc. to be held on Thursday, May 15, 2008, at 11:00 a.m., at the Marriott Crabtree Valley, 4500 Marriott Drive, Raleigh, North Carolina 27612. The principal purposes of this meeting are to elect three directors, ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2008, act on a proposed charter amendment to declassify the Board of Directors and transact such other business as may properly come before such meeting or any adjournments, assuming the presence of a quorum. Only stockholders of record at the close of business on Monday, March 3, 2008, will be entitled to vote at the meeting or any adjournments.

On April 1, 2008, we expect to mail our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our 2007 Annual Report, and vote online. We are pleased to take advantage of new SEC rules allowing companies to furnish proxy materials to their stockholders over the Internet. This new e-proxy process ensures that stockholders receive their proxy materials more efficiently and will have a positive impact on our environment by significantly reducing the amount of paper we use to produce and mail these printed documents. Plus, electronic delivery saves our company money.

Whether or not you plan to attend the meeting, your vote is very important, and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding all three methods of voting will be contained in the proxy card or Notice of Internet Availability of Proxy Materials that you receive. If you execute a proxy by telephone, over the Internet or by mailing in a proxy card, but later decide to attend the meeting in person, or for any other reason desire to revoke your proxy, you may do so at any time before your proxy is voted.

BY ORDER OF THE BOARD OF DIRECTORS

JEFFREY D. MILLER
Vice President, General Counsel and Secretary

HIGHWOODS PROPERTIES, INC.

3100 Smoketree Court, Suite 600

Raleigh, North Carolina 27604

PROXY STATEMENT FOR

ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 15, 2008

This proxy statement is being furnished to stockholders of Highwoods Properties, Inc. in connection with the solicitation of proxies for use at our annual meeting of stockholders to be held on Thursday, May 15, 2008, at 11:00 a.m., at the Marriott Crabtree Valley, 4500 Marriott Drive, Raleigh, North Carolina 27612. The purposes of the meeting are set forth in the notice of meeting. This solicitation is made on behalf of our Board of Directors.

Holders of record of shares of our common stock as of the close of business on the record date, Monday, March 3, 2008, are entitled to receive notice of, and to vote at, the meeting. The outstanding common stock constitutes the only class of securities entitled to vote at the meeting and each share of common stock entitles the holder to one vote. At the close of business on the record date, there were 57,181,702 shares of common stock issued and outstanding.

Pursuant to SEC rules, we are providing access to our proxy materials over the Internet. On April 1, 2008, we expect to mail our stockholders a Notice of Internet Availability of Proxy Materials, which will indicate how to access our proxy materials on the Internet, in connection with the solicitation of proxies by our Board of Directors for use at the meeting and any adjournments or postponements. On the date of mailing, we will make our proxy statement and 2007 Annual Report publicly available on the Internet according to the instructions provided in the Notice of Internet Availability of Proxy Materials.

If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials except upon request. Instead, the notice will instruct you as to how you may access and review all of the important information contained in the proxy materials online. The notice will also instruct you as to how you may submit your proxy over the Internet or by telephone. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the notice.

Proposal One, the election of directors, requires the vote of a plurality of all of the votes cast at the meeting. Proposal Two, the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2008, requires the affirmative vote of a majority of the votes cast on the proposal. Proposal Three, a proposed charter amendment to declassify the Board of Directors, requires the affirmative vote of the holders of a majority of our outstanding shares of common stock. With respect to Proposals One and Two, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote on such proposals, although they will count toward the presence of a quorum. With respect to Proposal Three, abstentions and broker non-votes will have the same effect as votes against the proposal, although they will count toward the presence of a quorum.

Please vote by telephone or over the Internet as indicated in the Notice of Internet Availability of Proxy Materials. Alternatively, you may complete, sign, date and return the proxy card available on the Internet or in the accompanying proxy materials. If you hold your shares through a bank, broker or other nominee, they will give you separate instructions on voting your shares. Shares of common stock represented by a properly executed proxy received prior to the vote at the meeting and not revoked will be voted at the meeting as directed on the proxy. Where no specification is made on a properly executed form of proxy, the shares will be voted FOR the election of all nominees for director, FOR the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2008, FOR the proposed charter amendment to declassify the Board of Directors and FOR authorization of the proxy to vote upon such other business as may properly come before the meeting or any adjournments.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Our directors are currently divided into three classes, with approximately one-third of the directors elected by the stockholders annually. The Board of Directors currently consists of eight members. The terms of office for Thomas W. Adler and Kay N. Callison will expire at this meeting. Mr. Adler has been nominated for election at the meeting as a director to hold office until the 2011 annual meeting of stockholders and until his successor is elected and qualified. Kay N. Callison has been nominated for election at the meeting as a director to hold office until the 2009 annual meeting of stockholders and until her successor is elected and qualified. O. Temple Sloan, Jr., whose term is currently scheduled to expire at the 2009 annual meeting, has been nominated for election at the meeting as a director to hold office until the 2011 annual meeting of stockholders and until his successor is elected and qualified. The Board of Directors recommends a vote FOR each of the nominees as directors to hold office until the expiration of the terms for which they have been nominated and until their successors are elected and qualified. Should any one or more of these nominees become unable to serve for any reason, the Board of Directors may designate substitute nominees, in which event the person named in the enclosed proxy will vote for the election of such substitute nominee or nominees, or reduce the number of directors on the Board.

Nominees for Election to Term Expiring 2011

Thomas W. Adler, 67, has been a director since June 1994. Mr. Adler is chairman of PSF Management Co. in Cleveland, Ohio. Mr. Adler formerly served on the board of directors of the National Association of Realtors and the boards of governors of the American Society of Real Estate Counselors and the National Association of Real Estate Investment Trusts. He is a past national president of the Society of Industrial and Office Realtors and was actively involved in the Urban Land Institute. Mr. Adler serves on several non-profit boards in the Cleveland area.

O. Temple Sloan, Jr., 69, is chairman of the Board of Directors, a position he has held since March 1994. Mr. Sloan is chairman and chief executive officer of General Parts International, Inc. He is also the independent lead director of Bank of America Corporation and is a director of Lowe’s Companies, Inc.

Nominee for Election to Term Expiring 2009

Kay N. Callison, 64, has been a director since our merger with J.C. Nichols Company in July 1998. Ms. Callison had served as a director of J.C. Nichols Company since 1982. Ms. Callison is active in charitable activities in the Kansas City metropolitan area.

Incumbent Directors—Term Expiring 2009

Gene H. Anderson, 62, has been a director and senior vice president since our combination with Anderson Properties, Inc. in February 1997, and in July 2006 became Executive Vice President of Highwoods Development, LLC, a taxable subsidiary formed to pursue the development of office and industrial properties for existing customers, such as the federal government, in core and non-core markets. Additionally, Mr. Anderson serves as regional manager for our Atlanta and Triad operations. Mr. Anderson served as president of Anderson Properties, Inc. from 1978 to February 1997. Mr. Anderson is a past president of the Georgia chapter of the National Association of Industrial and Office Properties and is a national board member of the National Association of Industrial and Office Properties.

L. Glenn Orr, Jr., 67, has been a director since February 1995. Mr. Orr has been president and chief executive officer of Orr Holdings, LLC since 2007. He was the managing director of The Orr Group from 1995 to 2007. Mr. Orr had served as president and chief executive officer of The Orr Group from 1995 to 2006. Mr. Orr was chairman of the board of directors, president and chief executive officer of Southern National Corporation from 1990 until its merger with BB&T Corporation in 1995. He previously served as president and chief executive officer of Forsyth Bank and Trust Co., president of Community Bank in Greenville, S.C. and president of the North Carolina Bankers Association. Mr. Orr is a member of the boards of directors of Medical Properties Trust, Inc., a publicly traded medical office REIT based in Alabama, General Parts International, Inc. and Broyhill Management Fund, and he is the immediate past chairman of the Wake Forest University board of trustees.

Incumbent Directors—Term Expiring 2010

Edward J. Fritsch, 49, has been a director since January 2001. Mr. Fritsch became our Chief Executive Officer in July 2004 and our President in December 2003. Prior to that, Mr. Fritsch was our Chief Operating Officer from January 1998 to July 2004 and was a Vice President and Secretary from June 1994 to January 1998. Mr. Fritsch joined our predecessor in 1982 and was a partner of that entity at the time of our initial public offering in June 1994. Mr. Fritsch is chairman of the University of North Carolina’s board of visitors and also serves on the board of governors of the National Association of Real Estate Investment Trusts, the board of trustees of St. Timothy’s Episcopal School and the board of directors of the Triangle Chapter of the YMCA.

Lawrence S. Kaplan, 65, has been a director since November 2000. Mr. Kaplan is a certified public accountant and retired in 2000 as a partner from Ernst & Young LLP where he was the national director of that firm’s REIT Advisory Services group. Mr. Kaplan has served on the board of governors of the National Association of Real Estate Investment Trusts and has been actively involved in REIT legislative and regulatory matters for over 25 years. Mr. Kaplan is a director of Maguire Properties, Inc., a publicly traded office REIT based in California, and Feldman Mall Properties, Inc., a publicly traded mall REIT based in Arizona. He is chairman of the audit committee of each of these companies.

Sherry A. Kellett, 63, has been a director since November 2005. Ms. Kellett is a certified public accountant. Ms. Kellett served as senior executive vice president and corporate controller of BB&T Corporation from 1995 until her retirement in August 2003. Ms. Kellett had served as corporate controller of Southern National Corporation from 1991 until 1995 when it merged with BB&T Corporation. Ms. Kellett previously served in several positions at Arthur Andersen & Co. Ms. Kellett is a director of MidCountry Financial Corp., a private financial services holding company based in Macon, GA, and is a director of Medical Properties Trust, Inc.

CORPORATE GOVERNANCE

Director Independence

Under New York Stock Exchange rules, at least a majority of our directors and all of the members of the audit committee and the compensation and governance committee must be independent. The New York Stock Exchange standards provide that to qualify as an independent director, in addition to satisfying certain bright-line criteria, the Board of Directors must affirmatively determine that a director has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us). The Board of Directors has determined that Messrs. Adler, Kaplan, Orr and Sloan and Mses. Callison and Kellett each satisfies the bright-line criteria and that none has a relationship with us that would interfere with such person’s ability to exercise independent judgment as a member of the Board. In addition, none of these directors has ever served as (or is related to) an employee of our company or any of our predecessors or acquired companies or received any compensation from us or any such other entities except for compensation directly related to service as a director. Therefore, we believe that all of these directors, or three-fourths of the Board, are independent.

Board Meetings and Committees; Annual Meeting Attendance

The Board of Directors held four in-person meetings and one conference call meeting in 2007. At each in-person meeting of the Board of Directors, our independent directors meet in executive session without the presence of any current or former members of management. The Chairman of the Board of Directors (or, in the Chairman’s absence, another independent director designated by the Chairman) presides over such executive sessions. In 2007, each of the directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of all committees of the Board of Directors on which the director served. The Board of Directors encourages its members to attend each annual meeting of stockholders. Five of our directors attended our last annual meeting, which was held on May 18, 2007.

Compensation and Governance Committee

Our compensation and governance committee currently consists of Messrs. Orr and Sloan. Mr. Orr serves as chairman of the compensation and governance committee. Both members are independent directors.

The compensation and governance committee determines compensation for our executive officers and implements our non-equity and equity incentive plans. The committee also makes recommendations concerning Board member qualification standards, director nominees, director responsibilities and compensation, director access to management and independent advisors and management succession. Our corporate governance guidelines provide that the compensation and governance committee is responsible for reviewing with the Board, on an annual basis, the appropriate skills and characteristics of new Board members as well as the composition of the Board as a whole. This assessment includes consideration as to the members’ independence, diversity, age, skills and experience in the context of the needs of the Board. The same criteria are used by the compensation and governance committee in evaluating nominees for directorship. See also “—Director Qualifications, Nominations and Evaluations.” The “Investor Relations/Governance Documents” section of our website includes an online version of our compensation and governance committee charter. Our website is located at www.highwoods.com.

In addition, the compensation and governance committee is responsible for reviewing any transactions that involve potential conflicts of interest involving executive officers, directors and their immediate family members. Our corporate governance guidelines provide that each director will disclose any potential conflicts of interest to the Chief Executive Officer, who will then address the matter with the Board. In that situation, the conflicted director would recuse himself or herself from all discussions of the Board or any committee related to the conflict, except to the extent the Board or a committee requests the conflicted director to participate. Any vote by the Board or a committee to approve the matter or transaction giving rise to the conflict would be made only upon the approval of a majority of the disinterested directors. Our code of business conduct and ethics expressly prohibits the continuation of any conflict of interest by an employee, officer or director except under guidelines approved by the Board of Directors. Because the facts and circumstances regarding potential conflicts are difficult to predict, the Board of Directors has not adopted a written policy for evaluating conflicts of interests. In the event a conflict of interest arises, the Board of Directors will review, among other things, the facts and circumstances of the conflict, our corporate governance policies, the effects of any potential waivers of those policies, applicable state law, and New York Stock Exchange rules and regulations, and will consider the advice of counsel, before making any decisions regarding the conflict.

During 2007, the compensation and governance committee held four in-person meetings.

Director Qualifications, Nominations and Evaluations. In making any nominee recommendations to the Board, the compensation and governance committee will typically consider persons recommended by our stockholders so long as the recommendation is submitted to the committee prior to the date that is 120 days before the anniversary of the mailing of the prior year’s proxy statement. Nominee recommendations, together with appropriate biographical information, should be submitted to the Chairman of the Compensation and Governance Committee, Highwoods Properties, Inc., 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604. The compensation and governance committee may, in its sole discretion, reject any such recommendation for any reason.

It is the sense of the Board of Directors that directors who change the responsibilities and/or positions they held when they were elected should volunteer to resign from the Board of Directors. However, the Board of Directors does not believe that in every instance directors who retire or change from the positions they held when they were elected to the Board of Directors should necessarily leave the Board. There should, however, be an opportunity for the Board of Directors through the compensation and governance committee to review the continued appropriateness of director membership under the circumstances. The Board of Directors also believes that it is in our best interests that a director offers to resign as of the end of the term after such director’s 72nd birthday. Upon receipt of any such offer to resign, the compensation and governance committee will evaluate whether to accept such offer at its next regularly-scheduled meeting and provide its recommendation to the full Board of Directors, together with its recommendation for a potential replacement, if applicable. The Board of Directors further believes that each director should be generally available to respond to reasonable requests and commitments related to our company and that there is a limit to the number of public company boards of directors upon which a director may serve and meet such an availability requirement. As a result, our corporate governance guidelines provide that none of our directors may serve on more than four other public company boards of directors while serving on our Board.

The Board of Directors conducts an annual self-evaluation to determine whether it and its committees are functioning effectively. As part of this process, the compensation and governance committee receives comments from all directors and reports annually to the Board with an assessment of the Board’s performance. This is discussed with the full Board following the end of each fiscal year. The assessment focuses on the Board’s contribution to our overall success and specifically focuses on areas in which the Board believes that its performance could improve.

For information about our stock ownership guidelines, see “—Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters—Stock Ownership Guidelines.”

Compensation and Governance Committee Interlocks and Insider Participation. Neither of the members of our compensation and governance committee is a current or past employee of our company or any of our predecessors or acquired companies and each was and is an independent director. None of our executive officers currently serves, or in the past three years has served, as a member of the board of directors or compensation committee of another entity that has one or more executive officers serving on our Board of Directors or compensation and governance committee.

Compensation and Governance Committee Report. The compensation and governance committee has reviewed and discussed the Compensation Discussion and Analysis included herein with our management. Based on such review and discussions, the compensation and governance committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

Compensation and Governance Committee

L. Glenn Orr, Jr. (chair)	O. Temple Sloan, Jr.

Audit Committee

Our audit committee currently consists of Mr. Kaplan and Mses. Callison and Kellett. Mr. Kaplan serves as chairman of the audit committee. Each member is an independent director and none has accepted any consulting, advisory or other compensatory fee from us other than as set forth below under “Compensation of Directors and Executive Officers – Director Compensation in 2007.” Further, the Board has determined that each of the foregoing directors is financially literate and at least two members, Mr. Kaplan and Ms. Kellett, both of whom are certified public accountants, are financial experts.

The audit committee approves the engagement of our independent registered public accounting firm, reviews the plans and results of the audit engagement with such firm, approves professional services provided by such firm, reviews the independence of such firm, approves audit and non-audit fees and reviews the adequacy of our internal control over financing reporting. The “Investor Relations/Governance Documents” section of our website includes an online version of the audit committee charter.

During 2007, the audit committee held four in-person meetings and 11 conference call meetings.

Audit Committee Report. The audit committee oversees the financial reporting process on behalf of the Board of Directors. Management is responsible for the company’s financial statements and the financial reporting process, including implementing and maintaining effective internal control over financial reporting and for the assessment of, and reporting on, the effectiveness of internal control over financial reporting. The company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for expressing opinions on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America and on the effectiveness of the company’s internal control over financial reporting.

In fulfilling its oversight responsibilities, the audit committee has reviewed with management and Deloitte & Touche LLP the company’s audited financial statements for the year ended December 31, 2007 and the reports on the effectiveness of the company’s internal control over financial reporting as of December 31, 2007 contained in the 2007

Annual Report, including a discussion of the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The audit committee also reviewed and discussed with management and Deloitte & Touche LLP the disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Controls and Procedures” included in the 2007 Annual Report.

In addition, the audit committee received written disclosures from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the audit committee discussed with Deloitte & Touche LLP that firm’s independence from management and us and considered the compatibility of non-audit services rendered by Deloitte & Touche LLP on that firm’s independence.

In reliance on the reviews and discussions referred to above, prior to the filing of the company’s 2007 Annual Report with the SEC, the audit committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in such Annual Report.

Audit Committee

Lawrence S. Kaplan (chair)	Kay N. Callison	Sherry A. Kellett

Investment Committee

Our investment committee currently consists of Messrs. Adler, Anderson, Fritsch and Sloan. Mr. Fritsch serves as chairman of the investment committee. Pursuant to delegated authority from the Board of Directors, the investment committee oversees the acquisition, development, redevelopment and disposition process. The investment committee, which held 23 conference call meetings in 2007, generally meets on call to review new opportunities.

Hedge Policy Committee

Our hedge policy committee currently consists of Messrs. Kaplan and Orr. Pursuant to delegated authority from the Board of Directors, the hedge policy committee establishes policies regarding our interest rate risk management and reviews and approves interest rate hedge contracts. Both members are independent. During 2007, the hedge policy committee held one conference call meeting.

Executive Committee

Our executive committee currently consists of Messrs. Adler, Orr, and Sloan. Mr. Fritsch, as our Chief Executive Officer, serves as an ex-officio member of the committee. The executive committee meets on call by the Chairman of the Board of Directors and may exercise all of the powers of the Board of Directors, subject to the limitations imposed by applicable law, the bylaws or the Board of Directors. Each member (other than the Chief Executive Officer) is independent. During 2007, the executive committee held four in-person meetings and eight conference call meetings.

Other Stockholder Information

The Board of Directors, in its role as primary governing body, provides oversight of our affairs and strives to maintain and improve our corporate governance practices. To this end, we have adopted corporate governance guidelines and a code of business conduct and ethics applicable to directors, officers and employees. We have also adopted a separate code of ethics for our chief executive officer and our senior financial officers. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to, or any waiver from, a provision of these codes of ethics by posting such information on our website.

The Board of Directors has also established a process for interested parties, including employees and stockholders, to communicate directly with our independent directors. Written communications may be addressed to the Chairman of the Board of Directors, Highwoods Properties, Inc., 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604. Interested parties may also use the hotline that we have established as part of our code of business conduct and ethics by calling the toll-free number set forth therein.

The audit committee has adopted a process for interested parties, including employees and stockholders, to send communications to the audit committee with concerns or complaints concerning our regulatory compliance, accounting, audit or internal controls issues. Written communications may be addressed to the Chairman of the Audit Committee, Highwoods Properties, Inc., 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604.

The “Investor Relations/Governance Documents” section of our website includes online versions of our corporate governance guidelines, code of business conduct and ethics, code of ethics for our Chief Executive Officer and senior financial officers, audit committee charter and compensation and governance committee charter. This information is also available in print to any stockholder upon request by writing Investor Relations, Highwoods Properties, Inc., 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604.

During 2007, we filed unqualified Section 303A certifications with the New York Stock Exchange. We have also filed the Chief Executive Officer and Chief Financial Officer certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 as exhibits to our 2007 Annual Report.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

Stock Ownership Guidelines. Our compensation and governance committee has established the following stock ownership guidelines:

Position	Multiple (in dollars)
Corporate Executive Officers	5x Base Salary
Regional Managers	3x Base Salary
Divisional Vice Presidents and Other Officers	2x Base Salary
Directors	3x Base Annual Retainer

Shares of common stock acquired through our employee stock purchase plan or otherwise, operating partnership units and shares of restricted stock issued pursuant to our equity incentive plans all count toward the suggested stock ownership guidelines. The compensation and governance committee believes that all participants should satisfy the guidelines by the later of April 26, 2008 or three years from the original date of employment or election as a director, as applicable. To our knowledge, none of the Named Executive Officers has pledged any shares of our common stock.

Beneficial Ownership Table. The following table sets forth the beneficial ownership of our common stock as of December 31, 2007 for each person or group known to us to be holding more than 5% of our common stock, each person currently serving as a director, each Named Executive Officer (as defined below) and our directors and executive officers as a group. The number of shares shown represents the number of shares of common stock the person “beneficially owns,” as determined by the rules of the SEC, including the number of shares currently issuable upon redemption of units of limited partnership interest in Highwoods Realty Limited Partnership, our operating partnership.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of All Shares (1)
O. Temple Sloan, Jr.	454,708	*
Edward J. Fritsch	831,108	1.4%
Michael E. Harris	285,792	*
Terry L. Stevens	129,321	*
Gene H. Anderson	1,052,866	1.8%
W. Brian Reames	18,460	*
Thomas W. Adler	107,485	*
Kay N. Callison	610,218	1.1%
Lawrence S. Kaplan	26,666	*
Sherry A. Kellett	8,609	*
L. Glenn Orr, Jr.	19,074	*
FMR LLC (2)	5,715,813	10.0%
Goldman Sachs Asset Management, L.P. (3)	3,756,629	6.6%
ING Groep N.V. (4)	5,062,918	8.9%
Nomura Asset Management Co. Ltd. (5)	3,930,800	6.9%
The Vanguard Group, Inc. (6)	3,834,406	6.7%
All executive officers and directors as a group (13 persons)	3,709,924	6.2%

*	Less than 1%
(1)	The total number of shares outstanding used in calculating this percentage assumes that no operating partnership units, stock options or warrants held by other persons are exchanged for shares of common stock.
(2)	FMR LLC is located at 82 Devonshire Street, Boston, MA 02109. FMR LLC is the parent holding company of Fidelity Management & Research Company, Fidelity International Limited and Pyramis Global Advisors, LLC, which are investment advisers for a variety of segregated Fidelity mutual funds and indices. According to Schedule 13G filed with the SEC, the reporting persons are of the view that they are not acting as a “group” for purposes of Section 13(d) under the Securities Exchange Act of 1934 and that they are not otherwise required to attribute to each other the “beneficial ownership” of securities “beneficially owned” by the other entities within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act. Therefore, they are of the view that the shares held by the other entities need not be aggregated for purposes of Section 13(d).
(3)	Goldman Sachs Asset Management, L.P. is located at 32 Old Slip, New York, NY 10005. Information obtained from Schedule 13G filed with the SEC.
(4)	ING Groep N.V. is located at Amstelveenseweg 500, 1081 KL Amsterdam, The Netherlands. Information obtained from Schedule 13G filed with the SEC.
(5)	Nomura Asset Management Co. Ltd. Is located at 1-12-1, Nihonbashi, Chuo-ku, Tokyo, Japan 103-8260. Information obtained from Schedule 13G filed with the SEC.
(6)	The Vanguard Group, Inc. is located at 100 Vanguard, Blvd., Malvern, PA 19355. Information obtained from Schedule 13G filed with the SEC.

Equity Compensation Plans. The following table provides information as of December 31, 2007 with respect to shares of common stock that may be issued under our existing equity compensation plans:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (1)
Equity Compensation Plans Approved by Stockholders (2)	1,909,821	$26.45	1,234,598
Equity Compensation Plans Not Approved by Stockholders (3)	—	—	123,207

(1)	Excluding securities reflected in the column entitled “Number of Securities to be Issued upon Exercise of Outstanding Options.”
(2)	Consists of the Amended and Restated Stock Option Plan, under which the compensation and governance committee generally grants stock options and restricted stock, and has the ability to grant phantom stock and stock appreciation rights, to our employees, officers and directors.
(3)	Consists of the 2000 Employee Stock Purchase Plan, under which all employees may contribute up to 25% of their compensation to acquire shares of our common stock at a 15% discount.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Discussion and Analysis

The following sets forth a discussion and analysis of the compensation of our principal executive officer, our principal financial officer and the next three most highly compensated executive officers during 2007, which we collectively refer to as the “Named Executive Officers”:

Edward J. Fritsch	President and Chief Executive Officer
Michael E. Harris	Executive Vice President and Chief Operating Officer
Terry L. Stevens	Senior Vice President and Chief Financial Officer
Gene H. Anderson	Senior Vice President
W. Brian Reames	Senior Vice President

Compensation Decision-Making. Our compensation and governance committee generally sets our compensation philosophy with respect to all of our officers, including Named Executive Officers. For additional information about our compensation and governance committee, see “Corporate Governance—Compensation and Governance Committee.” Actual compensation decisions with respect to Mr. Fritsch are made solely by the committee generally at the beginning of each year. Actual compensation decisions with respect to our other Named Executive Officers are made by the committee generally at the beginning of each year after receiving input from Mr. Fritsch.

Our current executive compensation program is based upon input from Mercer Human Resource Consulting, which the compensation and governance committee retains from time to time to review our existing compensation philosophy and suggest design changes based on recent trends and developments impacting executive officer compensation and their best practices knowledge. Based on a review recently conducted by Mercer, we believe that overall compensation in 2007 for our Named Executive Officers was in the approximate 50th percentile of our peer group (which is described below).

Amounts earned in 2007 from incentive awards granted prior to 2007 generally were not considered in setting compensation elements for 2007.

Other than Mr. Harris, none of our Named Executive Officers has an employment agreement with us. We entered into a three-year employment contract with Mr. Harris on July 1, 2004. The contract is thereafter extended automatically for additional three-year periods unless we give notice to Mr. Harris during the 60-day period ending one year prior to expiration of the contract. Mr. Harris may terminate the contract at any time upon 30 days’ prior written notice to us. The contract provides for a minimum annual base salary of $305,000 for Mr. Harris, which may be increased by the Board of Directors.

However, we have change in control contracts with each of Messrs. Fritsch, Harris, Stevens and Anderson that provide for payments and benefits to such officers upon an actual or constructive termination within 36 months from the date of a change in control. Mr. Reames would also be eligible to receive certain payments and benefits upon an actual or constructive termination within 12 months from the date of a change in control pursuant to an arrangement we have in place covering other employees. For additional information about these arrangements, see “Change in Control Arrangements” in this Compensation Discussion and Analysis and “—Post-Employment Compensation.”

Section 162(m) of the Internal Revenue Code generally denies a deduction for compensation in excess of $1 million paid to certain executive officers, unless certain performance, disclosure and stockholder approval requirements are met. Option grants and certain other awards are intended to qualify as “performance-based” compensation not subject to the Section 162(m) deduction limitation. The committee believes that a substantial portion of compensation earned under our compensation program would be exempted from the $1 million deduction limitation. The committee’s intention is to qualify, to the extent reasonable, a substantial portion of each executive officer’s compensation for deductibility under applicable tax laws.

Compensation Objectives and Components. Compensation for our officers, including Named Executive Officers, is based largely on the following principles:

•	variable compensation is a significant part of compensation with the percentage at-risk increasing at higher levels of responsibility;

•

employee stock ownership aligns the interests of officers and stockholders and results in officers sharing financially in the successes and shortcomings of our company based in part upon their position responsibility, overall impact and assessed contribution;

•	performance-based compensation focuses officers on strategic business objectives, controls fixed costs and aligns pay with performance through performance-leveraged incentive opportunities;

•	compensation must be competitive with that offered by other companies that compete with us to attract and retain the best possible executive talent; and

•	differences in executive compensation should reflect differing levels of responsibility and performance with our organization.

A key factor in determining levels of compensation remains the pay practices of publicly-traded office REITs with comparable revenues. Our peer group consists of the following publicly-traded office REITs:

•	Brandywine Realty Trust;

•	Corporate Office Properties Trust;

•	Duke Realty Corp.;

•	Kilroy Realty Corp.;

•	Liberty Property Trust;

•	Mack-Cali Realty Corp.; and

•	Parkway Properties, Inc.

Publicly-available data from the peer group and recommendations from our outside compensation consultants were considered in determining the proportions of base salary, bonuses, annual non-equity incentive compensation and equity incentive compensation, as well as targeted total compensation. The data from our peer group is adjusted to take into account differences in market capitalization between the peer group companies and our company. Overall compensation is intended to be at, above or below competitive levels depending upon our performance relative to our targeted performance and the performance of our peer group.

Base Salary. Base salaries for all of our employees are determined by position, which takes into consideration the scope of job responsibilities and competitive market compensation paid by other companies for similar positions. Base salaries are also driven by market competition to attract and retain high quality employees. Our overall approach to setting base salaries is to create and sustain stockholder value by balancing our need to retain high-quality employees while controlling the annual growth of our general and administrative expenses. Under guidelines established by our compensation and governance committee, the target for total cash compensation of Named Executive Officers is approximately the 50th percentile compared to our peer group.

Effective in April 2007, the base salaries for Named Executive Officers were increased by a nominal cost-of-living adjustment as compared to their base salaries for the last nine months of 2006 and the first three months of 2007. These increases were similar to the average increases for all of our salaried employees. In determining to increase base salaries, the compensation and governance committee considered, among other things, our planned operating budget for 2007, cost of living increases in our various divisional markets and publicly-available data regarding the pay practices of other public REITs and similarly situated public companies.

In July 2007, the compensation and governance committee conducted a review of all sources of peer group data as described above and other information provided by its outside consultants to ensure that total cash compensation of the Named Executive Officers is within its targeted range. After such review, the committee approved additional base salary increases for Messrs. Fritsch, Harris and Stevens. The annualized base salary for Mr. Fritsch was increased to $525,000 for the remainder of 2007 and the first three months of 2008. The annualized base salary for Mr. Harris was increased to $350,000 for the remainder of 2007 and the first three months of 2008. The annualized base salary for Mr. Stevens was increased to $330,000 for the remainder of 2007 and the first three months of 2008.

Annual Non-Equity Incentive Program. In 2007, all of our officers, including Named Executive Officers, participated in our annual non-equity incentive program pursuant to which they were eligible to earn cash payments (which were paid in March 2008) based on a percentage of their annual base salary in effect for December 2007. Under this component of our executive compensation program, our officers are eligible to earn additional cash compensation to the extent specific performance-based metrics are achieved during the most recently completed year. The position held by each officer has a target annual incentive percentage. For 2007, the target annual incentive percentage was 130% for Mr. Fritsch, 95% for Mr. Harris, 90% for Mr. Stevens and 65% for each of Messrs. Anderson and Reames. In addition to considering the pay practices of our peer group in determining each officer’s annual incentive percentage, the committee also considers the individual officer’s ability to influence our overall performance. The more senior the position within the company, the greater the portion of compensation that varies with performance.

The actual amount an officer may earn under the annual non-equity incentive compensation program is the product of the target annual incentive percentage times an “actual performance factor,” which can range from zero to 200%. The actual performance factor depends upon the relationship between actual performance in specific areas at each of our divisions and predetermined goals. For Messrs. Fritsch, Harris and Stevens, who served as corporate executives during 2007, the actual performance factor was based on the goals and criteria applied to our performance as a whole. For Mr. Anderson, who serves as regional manager for our Atlanta and Triad operations and heads Highwoods Development, LLC, his actual performance factor depends upon the performance of those operations and our performance as a whole. For Mr. Reames, who serves as regional manager for our Nashville, Memphis and Greenville operations, his actual performance factor depends upon the performance of our Nashville operations and our performance as a whole. Participants in our annual non-equity incentive program receive quarterly statements throughout the year that illustrate our to-date performance under the varying criteria, which we believe is an important tool in keeping our employees focused on achieving our strategic goals.

The components and weighting of each year’s metrics, which are set by the compensation and governance committee prior to or near the beginning of each year as part of our budgeting and strategic planning process, are intended to closely match our company’s overall operating and financial goals and provide our officers with direct “line of sight” to focus their individual efforts to the achievement of the metrics. The performance criteria for officers during 2007 were the following:

•	growth in core funds from operations (“FFO”) (36% weighting for corporate executives and 24% weighting for divisional officers);

•	net operating income relative to budgeted amounts (20% weighting for corporate executives and 30% weighting for divisional officers);

•	cash available for distribution (“CAD”) payout ratio (24% weighting for corporate executives and 16% weighting for divisional officers).

•	average occupancy rates relative to budgeted rates (12% weighting for corporate executives and 18% weighting for divisional officers); and

•	average payback on leases relative to a fixed goal (8% weighting for corporate executives and 12% weighting for divisional officers).

The compensation and governance committee set threshold, target and maximum levels with respect to each of the five factors. The following table sets forth information about the metrics and actual performance factors under our annual non-equity incentive program for 2007:

Factor	Threshold (50%)	Target (100%)	Maximum (200%)
Core FFO Growth	Projected Threshold Increase over Prior Year	Projected Target Increase over Prior Year	Projected Maximum Increase over Prior Year

Net Operating Income	97% of Budgeted Net Operating Income	103% of Budgeted Net Operating Income	110% of Budgeted Net Operating Income

CAD Payout Ratio	Projected Threshold Decrease over Prior Year	Projected Target Decrease over Prior Year	Projected Maximum Decrease over Prior Year

Average Occupancy	99.6% of Budgeted Average Occupancy	100.1% of Budgeted Average Occupancy	101.5% of Budgeted Average Occupancy

Average Payback on Leases (1)	60 Basis Points Worse than the Prior 3-Year Average	100.0% of Prior 3-Year Average	200 Basis Points Better than the Prior 3-Year Average

(1)	“Average payback on leases” means the ratio of the investment we make in a particular lease divided by the total cash rent receivable under the fixed term of the lease. For this factor, a lower number means improved operating performance.

If the threshold level is not satisfied with respect to a particular factor, the actual performance factor would be zero with respect to that factor. If performance exceeds the threshold level but does not satisfy the target level, the actual performance factor would range on a sliding scale between 50% and 100% with respect to that factor. If performance is between the target level and the maximum level, the actual performance factor would range on a sliding scale between 100% and 200% with respect to that factor. The performance factor used to determine the amount an executive could earn in 2007 under the annual non-equity incentive program was the weighted average of the five factors. Notwithstanding the formulas described above, our compensation and governance committee has retained the discretion and flexibility to increase or decrease the actual performance factor with respect to any particular year and/or any particular officer to more appropriately reflect, in the committee’s sole judgment, actual performance, market conditions, unanticipated circumstances and other factors. The compensation and governance committee did not exercise its right to modify the actual performance factor for any of the Named Executive Officers in 2007. For 2007, the actual performance factor under the non-equity incentive program was 129% for Messrs. Fritsch, Harris and Stevens, 97% for Mr. Anderson and 115% for Mr. Reames. As a result, under the non-equity incentive program for 2007, Mr. Fritsch earned $877,859, Mr. Harris earned $427,675, Mr. Stevens earned $382,013, Mr. Anderson earned $158,071 and Mr. Reames earned $186,170.

The performance criteria for officers during 2008, which are equally weighted, are the following:

•	growth in FFO from our core operations;

•	net operating income;

•	CAD payout ratio; and

•	average occupancy rates relative to budgeted rates.

The compensation and governance committee has set threshold, target and maximum levels with respect to each of the four factors. The following table sets forth information about the metrics and actual performance factors under our annual non-equity incentive program for 2008:

Factor	Threshold (50%)	Target (100%)	Maximum (200%)
Core FFO Growth	Projected Threshold Increase over Prior Year	Projected Target Increase over Prior Year	Projected Maximum Increase over Prior Year

Net Operating Income (1)	Greater of 97% of Budgeted Net Operating Income or Year-Over- Year Growth in Actual Net Operating Income of at Least 3%	101.5% of Budgeted Net Operating Income	105% of Budgeted Net Operating Income

CAD Payout Ratio	100%	Projected Target Decrease below Threshold Ratio	Projected Maximum Decrease below Threshold Ratio

Average Occupancy	99.7% of Budgeted Average Occupancy	100.2% of Budgeted Average Occupancy	101.0% of Budgeted Average Occupancy

(1)	Payouts in excess of target also require year-over-year growth in actual net operating income of at least 5%.

We believe that the estimated probability of achievement of the threshold levels is 80%, the estimated probability of achievement of the target levels is 60% and the estimated probability of achievement of the maximum levels is 20%.

Equity Incentive Compensation—Overview. Our officers, including our Named Executive Officers, are eligible to receive equity incentive compensation that promotes our long-term success by aligning their interests with the interests of our stockholders. The equity incentive awards provide the executive officers with an ownership interest in our company and a direct and demonstrable stake in our success to the extent of their position, responsibility, overall impact and assessed contribution. We have adopted stock ownership guidelines for all of our officers. For additional information, see “Corporate Governance – Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.”

Our compensation and governance committee authorizes a mix of stock options and restricted stock awards to Named Executive Officers valued at amounts ranging in the aggregate from 85% to 295% of their annual base salary depending upon position within our company. For the past seven years, such percentage amount has remained constant at 295% for our Chief Executive Officer, 180% for our Chief Operating Officer and Chief Financial Officer and 75-100% for our regional Senior Vice Presidents. Such awards are generally issued on or about March 1 of each year. For the grant date fair value of such awards in 2007 calculated in accordance with FAS 123(R), see the “Grant Date Fair Value of Stock and Option Awards” column in the table under “—Grants of Plan-Based Awards in 2007.”

Equity Incentive Compensation—Stock Options. The compensation and governance committee believes that stock option awards are an important and useful component of our equity incentive compensation program. Like restricted stock, stock options offer the potential to realize additional compensation in the future upon increases in the price of our common stock. Stock options differ from restricted stock in several key areas. First, the receipt of stock options is generally not taxable to holders until exercise, at which time there is typically cash available to the holder as a result of the sale of shares acquired upon exercise to pay the tax. Second, unless we elect, in our sole discretion, to net share settle an option upon exercise by issuing an amount of shares equal to the in-the-money value of the option, stock option exercises have a positive impact on our cash flows from financing activities. Third, holders of stock options, unlike restricted stock, are not entitled to receive dividends. Stock options issued in 2007 vest ratably on an annual basis over four years and remain outstanding for seven years. The value of such options as of the date of grant was calculated using the Black-Scholes option-pricing model.

Equity Incentive Compensation—Time-Based Restricted Stock. The compensation and governance committee believes that the issuance of time-based restricted stock is an important retention device and serves to deter our officers from seeking other employment opportunities. Time-based restricted stock issued in 2007 will vest ratably on an annual basis over a four-year term. If an officer leaves our employ at any time before the fourth anniversary of the date of grant, unvested shares generally are forfeited except as otherwise provided under our retirement plan.

In addition to the ordinary grant in 2007 of time-based restricted stock in amounts consistent with past practice, our compensation and governance committee, after input from our outside compensation consultants, rewarded Messrs. Fritsch, Harris and Anderson for individual excellent performance over the past several years by authorizing an additional grant of time-based restricted stock in 2007 of 100,000 shares for Mr. Fritsch, 31,000 shares for Mr. Harris and 12,500 shares for Mr. Anderson. Such shares issued to Messrs. Harris and Anderson will vest ratably over three years. Such shares issued to Mr. Fritsch will vest ratably over four years. If any such officer leaves our employ at any time during the vesting period, unvested shares will be forfeited regardless of whether such officer is eligible for benefits under our retirement plan.

Equity Incentive Compensation—Total Return-Based Restricted Stock. The compensation and governance committee believes the issuance of total return-based restricted stock directly aligns the interests of our officers with stockholder interests. One of our principal goals is to provide our stockholders with attractive risk-adjusted returns on their investment through the consistent payment of quarterly dividends and stock price appreciation. Shares of total return-based restricted stock issued in 2007 will generally vest only to the extent our total return index over a three-year period is at least 100% of our peer group. Total return is defined as the sum of stock price appreciation plus reinvested dividends over the stock value at the beginning of the applicable period. The peer companies with the highest and lowest total return are eliminated from the calculation to avoid any one outlier from distorting the overall comparison. In addition, the total return of each company in the peer group is weighted to reflect the relative market capitalization of each company.

Our compensation and governance committee selected a three-year cycle to match the grants of total return-based restricted stock in 2007 generally with our three-year strategic planning process. The three-year performance period begins on January 1 of the year of the grant. The percentage of total return-based restricted stock that vests at December 31, 2009 will be equal to the sum of 50% plus 2.5% for each percentage point that our total return index exceeds 100% of the peer group index. Accordingly, if our total return index is not at least 100% of the peer group index, all of the total return-based restricted stock issued in 2007 will be forfeited on December 31, 2009, except as otherwise described below. If our total return index ranges between 100% and 120% of the peer group index, the percentage of total return-based restricted stock issued in 2007 that vests on December 31, 2009 will range between 50% and 100%. If our total return index ranges between 120% and 160% of the peer group index, all of the total-return based restricted stock issued in 2007 will vest on December 31, 2009 and on such date we will issue an amount of additional shares up to 100% of the original total return-based restricted stock award. These additional shares, if any, would be fully vested when issued. If an officer leaves our employ at any time before the end of the three-year cycle, all of the total return-based restricted stock issued in 2007 generally will be forfeited except to the extent vested as set forth in the next paragraph or as otherwise provided under our retirement plan.

Notwithstanding the foregoing, even if our total return index over the three-year period is less than 100% of the peer group index, one-sixth of the total return-based restricted stock issued in 2007 will nonetheless vest at the end of each year during the three-year cycle if our total return index exceeds 9% during such applicable year. The purpose of the additional vesting criteria is to reward officers when we deliver in any particular year what the compensation and governance committee believes is an attractive absolute level of return to our stockholders. None of the total return-based restricted stock issued in 2007 vested as of December 31, 2007.

Shares of total return-based restricted stock issued in 2008 will generally vest only to the extent our absolute total return for the three-year period ended December 31, 2010 is at least 22%. Accordingly, if our absolute total return is not at least 22%, all of the total return-based restricted stock issued in 2008 will be forfeited on December 31, 2010, except as otherwise described below. If our absolute total return ranges between 22% and 44%, the percentage of total return-based restricted stock issued in 2008 that vests on December 31, 2010 will range between 50% and 100%. If our absolute total return ranges between 44% and 88%, all of the total-return based restricted stock issued in 2008 will vest on December 31, 2010 and on such date we will issue an amount of additional shares up to 150% of the original total return-based restricted stock award. These additional shares, if any, would be fully vested when issued. Notwithstanding the foregoing, if our total return is not at least 22% but our total return index exceeds 100% of the peer group index, then 50% of the total return-based restricted stock issued in 2008 will vest on December 31, 2010. If an officer leaves our employ at any time before the end of the three-year cycle, all of the total return-based restricted stock issued in 2008 generally will be forfeited except as otherwise provided under our retirement plan.

Equity Incentive Compensation—Performance-Based Restricted Stock. The compensation and governance committee believes the issuance of performance-based restricted stock from time to time is an important motivational tool designed to reward our officers with additional equity incentive compensation to the extent specific performance-based metrics are achieved over a three-year period. The components and weighting of the metrics for the grants of performance-based restricted stock in 2007 were intended to closely match the goals of our three-year strategic planning process. The company-wide performance criteria for performance-based restricted stock issued during 2007, which are equally weighted, are the following financial and operating measures as of and for the year ended December 31, 2009:

•	overall occupancy;

•	cumulative three-year FFO per diluted share (adjusted to eliminate certain debits and credits in the discretion of the compensation and governance committee);

•	cumulative three-year free cash flow (which means CAD less actual paid dividends and distributions); and

•	average three-year operating expense ratio.

At the beginning of 2007, the compensation and governance committee set the following threshold, target and maximum levels with respect to each of the four factors:

Factor	Threshold (50%)	Target (100%)	Maximum (150%)
Overall Occupancy at December 31, 2009	98.4% of internal strategic goal	100.0% of internal strategic goal	101.1% of internal strategic goal

Cumulative Three-Year FFO Per Share	98.1% of internal strategic goal	100.0% of internal strategic goal	105.1% of internal strategic goal

Cumulative Three-Year Free Cash Flow	77.8% of internal strategic goal	100.0% of internal strategic goal	133.3% of internal strategic goal

Average Three-Year Operating Expense Ratio	95.6% of internal strategic goal	100.0% of internal strategic goal	103.8% of internal strategic goal

For grants of performance-based restricted stock, we believe that the estimated probability of achievement of the threshold levels is 80%, estimated probability of achievement of the target levels is 60% and estimated probability of achievement of the maximum levels is 20%. If the threshold level is not satisfied as of December 31, 2009 with respect to a particular factor, the vesting percentage would be zero with respect to that factor. If performance is between the threshold level and the target level, the vesting percentage would range on a sliding scale between 50% and 100% with respect to that factor. If performance is between the target level and the maximum level, the vesting percentage would range on a sliding scale between 100% and 150% with respect to that factor. The number of shares of performance-based restricted stock that vests at December 31, 2009 will be based on the overall average of these vesting percentages. Unvested shares of performance-based restricted stock would be forfeited at December 31, 2009. We will issue an amount of additional shares up to 50% of the original total performance-based restricted stock award to the extent the overall average of the vesting percentages exceeds 100%. These additional shares, if any, would be fully vested when issued. If an officer leaves our employ at any time before the end of the three-year cycle, all of the performance-based restricted stock issued in 2007 generally will be forfeited except as otherwise provided under our retirement plan.

Officers receive quarterly statements throughout the three-year period that specifically illustrate our to-date and forecasted performance under the varying criteria. We believe this is an important tool in keeping our officers focused on attaining the higher levels of the criteria and delivering tangible and concrete results that create long-term, sustainable stockholder value.

The company-wide performance criteria for performance-based restricted stock issued during 2008, which are equally weighted, are the following financial and operating measures as of and for the year ended December 31, 2010:

•	cumulative three-year FFO per diluted share (adjusted to eliminate unusual debits and credits in the discretion of the compensation and governance committee); and

•	cumulative three-year free cash flow; and

•	cumulative three-year investment activity.

At the beginning of 2008, the compensation and governance committee set the following threshold, target and maximum levels with respect to each of the three factors:

Factor	Threshold (50%)	Target (100%)	Maximum (150%)
Cumulative Three-Year FFO Per Share	97.6% of internal strategic goal	100.0% of internal strategic goal	104.8% of internal strategic goal

Cumulative Three-Year Free Cash Flow	71.4% of internal strategic goal	100.0% of internal strategic goal	142.9% of internal strategic goal

Cumulative Three-Year Investment Activity (1)	70.0% of internal strategic goal	100.0% of internal strategic goal	120.0% of internal strategic goal

(1)	Investment activity includes development, disposition, acquisition, redevelopment and joint venture activity.

Employee Benefits and Perquisites. Each officer receives the same company-wide benefits as are generally available to all other salaried employees, such as short-and long-term disability insurance, basic life insurance and eligibility for supplemental health and life insurance, flexible health care reimbursement accounts and 401(k) matching. Officers participate in the same company-wide health insurance program, except that we pay an officer’s family premium. Additionally, officers are entitled to receive additional annual perquisites not widely available to all salaried employees, including a car allowance and, subject to limitations, reimbursement for personal financial consulting services and the costs of a physical exam not otherwise covered by our health insurance. We also paid the premium for additional life insurance coverage on behalf of Mr. Fritsch during 2007. Officers may also elect to defer a portion of their base salary and/or annual bonus, which is then invested in various unrelated mutual funds.

Like all employees, each officer is also eligible to contribute up to 25% of his pay for the purchase of common stock under our employee stock purchase plan. Generally, at the end of each three-month offering period, each participant’s account balance is applied to acquire newly issued shares of common stock at a cost that is calculated at 85% of the lower of the average closing price on the New York Stock Exchange on the five consecutive days preceding the first day of the quarter or the five days preceding the last day of the quarter. The value of the discount from the market price for common stock acquired under the employee stock purchase plan is not deemed to be executive compensation under SEC rules since all of our salaried employees are generally eligible to participate in the plan.

Change in Control Arrangements. We have change in control agreements with Messrs. Fritsch, Harris, Stevens and Anderson that provide benefits to such officers in the event of actual or constructive terminations of employment within a three-year period after a change in control involving our company. Mr. Reames would also be eligible to receive certain payments and benefits upon an actual or constructive termination within a one-year period after a change in control pursuant to an arrangement we have in place covering other employees. Our compensation and governance committee believes the benefits payable upon a termination of employment following a change in control are reasonable relative to similar arrangements involving executive officers of our peer companies and are important to ensure the retention and focus of key employees in the event our Board determines that pursuing a potential change in control is in our stockholders’ best interest.

Retirement Plan. We have a retirement plan applicable to all employees who, at the time of retirement, have (1) at least 30 years of continuous qualified service or (2) are at least 55 years old and have at least 10 years of continuous qualified service. Subject to advance written notice and execution of a non-compete agreement with us, eligible retirees would be entitled to receive a pro rata amount of the annual non-equity incentive compensation earned during the year of retirement. Stock options and time-based restricted stock granted to such eligible retiree during his or her employment would be non-forfeitable and vest according to the terms of their original grants. Eligible retirees would also be entitled to retain any performance-based and total return-based restricted stock originally granted to such eligible retiree during his or her employment that subsequently vests after the retirement date according to the terms of their original grants. The benefits of the retirement plan apply only to restricted stock and stock option grants beginning in 2006 and are being phased in 25% on March 1, 2006 and 25% on each anniversary thereof. Grants made prior to 2006 are unaffected. Messrs. Anderson and Harris are currently eligible to receive benefits under this plan in the event of retirement.

Incentive Plans Applicable to Regional Managers. Messrs. Anderson and Reames are also eligible to participate in certain compensation plans not generally available to corporate officers. We have a development cash incentive plan pursuant to which certain of our regional and divisional managers, such as Messrs. Anderson and Reames, and other regional and divisional operations personnel can receive a cash payout from a development incentive pool. The purpose of this plan is to motivate such employees to pursue accretive development opportunities that would create long-term value for our stockholders. The amount of funds available to be earned under the plan depends upon the timing and cash yields of a qualifying development project, but can be up to $50,000 per project. Our Executive Vice President and Chief Operating Officer, Mr. Harris, is authorized to determine actual payouts made to individual employees under this plan based on the contribution of employees in securing new, accretive development projects. The plan only applies to new development projects approved by our investment committee on or after January 1, 2006. Neither Mr. Anderson nor Mr. Reames earned any payouts under this plan in 2007.

In July 2006, Mr. Anderson became Executive Vice President of Highwoods Development, LLC, a taxable subsidiary formed to pursue the development of office and industrial properties for existing customers, such as the GSA, in core and non-core markets. Mr. Anderson is eligible to receive an approximate 30-50% interest in a pool that consists of 10% of the cumulative net after-tax profits of Highwoods Development, LLC. For 2007, Mr. Anderson was eligible to earn a cash payment equal to the greater of (1) his interest in the Highwoods Development, LLC pool or (2) the amount he would be deemed to have earned under our annual non-equity incentive program. Because his interest in the Highwoods Development, LLC pool was less than the amount he was eligible to earn under the annual non-equity incentive program for 2007, he earned the latter amount. Beginning in 2008, it is anticipated that Mr. Anderson’s target annual incentive percentage under our annual non-equity incentive program will be reduced from 65% to approximately 20% and he will continue to be eligible for payouts under the Highwoods Development, LLC pool.

Summary Compensation Table

The following table sets forth information concerning the compensation of the Named Executive Officers:

Name and Principal Position	Year	Salary		Bonus (1)		Stock Awards (2)		Option Awards (3)		Nonqualified Deferred Compensation Earnings (4)		Non-Equity Incentive Plan Compensation (5)		All Other Compensation (6)		Total
Edward J. Fritsch President and CEO	2007 2006	$ $	476,146 428,313	$	— 135,000	$ $	1,680,903 678,333	$ $	273,669 216,471	$ $	581 550	$ $	877,859 543,339	$ $	655,532 199,576	$ $	3,964,690 2,201,582

Michael E. Harris Executive Vice President and COO	2007 2006	$ $	340,091 323,750	$ $	50,000 60,600	$ $	857,016 394,390	$ $	165,332 124,809	$ $	1,042 1,184	$ $	427,675 330,486	$ $	145,408 107,458	$ $	1,986,564 1,342,677

Terry L. Stevens Senior Vice President and CFO	2007 2006	$ $	291,679 256,394		— —	$ $	336,083 310,386	$ $	95,811 71,313	$ $	1,112 1,053	$ $	382,013 209,737	$ $	74,720 65,973	$ $	1,181,418 914,856

Gene H. Anderson Senior Vice President	2007 2006	$ $	247,584 238,831	$	— 27,000	$ $	352,744 176,317	$ $	69,085 54,640	$ $	2,461 2,930	$ $	158,071 185,628	$ $	70,237 53,134	$ $	900,182 738,480

W. Brian Reames Senior Vice President (7)	2007		$237,537		—		$141,658		$39,540		$1,749		$186,170		$49,749		$656,404

(1)	For 2006, consists of a portion of the cash payouts earned during the year for awards granted in 2004 under the 1999 Shareholder Value Plan. Because the total return index of our common stock over the applicable three-year period was 106% of a comparable index of our peers, for awards granted in 2004 under the 1999 Shareholder Value Plan, Mr. Fritsch was entitled to earn $146,250, Mr. Harris was entitled to earn $65,650 and Mr. Anderson was entitled to earn $29,250. Such amounts are included in the “Non-Equity Incentive Plan Compensation” column for 2006. In recognition of the significant absolute total stockholder return over the three-year period, the compensation and governance committee increased the payout ratio from 106% to 130%. As required by SEC rules, such additional earnings for Messrs. Fritsch, Harris and Anderson are reported under the “Bonus” column. Cash payouts earned in 2006 for the 2004 grant under the 1999 Shareholder Value Plan were paid in the following year. In lieu of cash payouts, Mr. Stevens elected to receive shares of common stock, which are reflected in the “Stock Awards” column for 2006.
(2)	Consists of compensation expense recognized by us during the period in accordance with FAS 123(R) with respect to all outstanding restricted stock, including restricted stock granted in prior periods. Other than shares of common stock issued to Mr. Stevens in connection with the 2004 grant under the 1999 Shareholder Value Plan, such stock awards consisted of shares of restricted stock that are subject to varying vesting criteria and include time-based restricted stock, performance-based restricted stock and total return-based restricted stock. For information regarding our assumptions in the valuation of outstanding restricted stock and restricted stock forfeitures, see Note 6 to the Consolidated Financial Statements in our 2007 Annual Report. For additional information, including the grant date fair value of restricted stock granted in 2007, see “—Grants of Plan-Based Awards.” For Mr. Stevens, the amount set forth in 2006 includes 2,327 shares of our common stock earned in 2006 for the 2004 grant under the 1999 Shareholder Value Plan. Such shares were valued at $94,849 in the aggregate as of the date of issuance, which includes the value attributable to Mr. Stevens’ election at the beginning of the three-year period to receive shares of common stock at a 10% discount in lieu of a cash payout. All of the shares of common stock issued to Mr. Stevens in 2006 for the 2004 grant under the 1999 Shareholder Value Plan were fully vested upon issuance.
(3)	Consists of compensation expense recognized by us during the period in accordance with FAS 123(R) with respect to all outstanding stock option awards, including stock option awards granted in prior periods. Options granted to Named Executive Officers are incentive stock options or nonqualified stock options and vest ratably on an annual basis over a four-year period. Options granted prior to 2005 have a 10-year term and options granted in 2005 and thereafter have a seven-year term. For information regarding our assumptions in the valuation of outstanding stock options and stock option forfeitures, see Note 6 to the Consolidated Financial Statements in our 2007 Annual Report. For additional information, including the grant date fair value of stock options granted in 2007, see “—Grants of Plan-Based Awards.”
(4)	Prior to 2006, officers could elect to defer base salary and annual non-equity incentive compensation for investment in units of phantom stock. At the end of each calendar quarter, any officer who deferred compensation into phantom stock was credited with units of phantom stock at a 15% discount. Dividends on the phantom units are assumed to be issued in additional units of phantom stock at a 15% discount. Beginning in 2006, deferrals in the form of units of phantom stock are no longer permitted. Officers who deferred compensation prior to 2006 in this manner, however, continue to be credited with additional units of phantom stock at a 15% discount upon the declaration of dividends. The amount set forth in the table consists of the value attributable to the 15% discount on the assumed issuance of additional phantom stock upon the declaration of a dividend. Such amounts do not take into account fluctuations in the implied value of such phantom stock based on changes in the value of our common stock. Such fluctuations in implied value are reflected in the “Aggregate Earnings” column in the table under “Nonqualified Deferred Compensation Table.”
(5)	Consists of amounts earned under our annual non-equity incentive program. For 2006, consists also of amounts Messrs. Fritsch, Harris and Anderson were entitled to earn in 2006 for awards granted in 2004 under the 1999 Shareholder Value Plan. See Note 1. All such cash payouts earned under these programs in a given year were paid in the following year.
(6)	Consists of amounts contributed by us under the Salary Deferral and Profit Sharing Plan and other perquisites as described under “Compensation Discussion and Analysis – Employee Benefits and Perquisites.” For 2007, such amount also includes dividends received on outstanding restricted stock, which consisted of $290,867 for Mr. Fritsch, $113,006 for Mr. Harris, $53,714 for Mr. Stevens, $48,907 for Mr. Anderson and $24,633 for Mr. Reames. For 2006, such amount also includes dividends received on outstanding restricted stock, which consisted of $148,904 for Mr. Fritsch, $65,461 for Mr. Harris, $43,801 for Mr. Stevens and $32,028 for Mr. Anderson. For Mr. Fritsch, such amount also includes $323,492 for life insurance premiums, $12,745 for personal and business use of a vehicle and $12,075 in financial consulting services in 2007, and $13,862 for life insurance premiums and $11,360 for personal and business use of a vehicle in 2006. For Mr. Harris, such amount also includes $13,795 for club memberships not used exclusively for business entertainment purposes in 2006.

(7)	Information with respect to Mr. Reames’ compensation for 2006 is omitted since he was not one of our three most highly compensated executive officers other than the CEO and CFO in 2006.

Grants of Plan-Based Awards in 2007

The table below sets forth information with respect to plan-based awards granted in 2007 to the Named Executive Officers. The grant date for all equity incentive plan awards was March 2, 2007.

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards; Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Per Share Exercise Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name and Type of Award	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Edward J. Fritsch
Annual Non-Equity Incentive Program	$341,250	$682,500	$1,365,000
Performance-Based Restricted Stock				2,939	5,877	8,816				$247,010
Total Return-Based Restricted Stock				2,939	5,877	11,754				$184,072
Time-Based Restricted Stock							111,755			$4,546,063
Stock Options								41,633	$42.03	$263,953

Michael E. Harris
Annual Non-Equity Incentive Program	$166,250	$332,500	$665,000
Performance-Based Restricted Stock				1,355	2,711	4,066				$113,943
Total Return-Based Restricted Stock				1,355	2,711	5,422				$84,910
Time-Based Restricted Stock							36,421			$1,483,965
Stock Options								19,202	$42.03	$121,741

Terry L. Stevens
Annual Non-Equity Incentive Program	$148,500	$297,000	$594,000
Performance-Based Restricted Stock				1,074	2,147	3,221				$90,238
Total Return-Based Restricted Stock				1,074	2,147	4,294				$67,245
Time-Based Restricted Stock							4,293			$180,435
Stock Options								15,206	$42.03	$96,406

Gene H. Anderson
Annual Non-Equity Incentive Program	$81,250	$162,500	$325,000
Development Cash Incentive Plan	(4)	(4)	(4)
Performance-Based Restricted Stock				557	1,113	1,677				$46,779
Total Return-Based Restricted Stock				556	1,113	2,226				$34,860
Time-Based Restricted Stock							14,727			$600,101
Stock Options								7,886	$42.03	$49,997

W. Brian Reames
Annual Non-Equity Incentive Program	$81,250	$162,500	$325,000
Development Cash Incentive Plan	(4)	(4)	(4)
Performance-Based Restricted Stock				442	884	1,325				$37,155
Total Return-Based Restricted Stock				442	884	1,768				$27,688
Time-Based Restricted Stock							1,767			$74,267
Stock Options								6,259	$42.03	$39,682

(1)	The “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” columns in the table reflect the threshold, target and maximum cash amounts that our Named Executive Officers were eligible to earn in 2007 under our annual non-equity incentive program and, with respect to Messrs. Anderson and Reames, under our development incentive plan. The “Non-Equity Incentive Plan Compensation” column in the table under “—Summary Compensation” includes actual cash amounts earned under these plans by our Named Executive Officers for 2007.
(2)	The “Estimated Future Payouts Under Equity Incentive Plan Awards” columns in the table reflect the number of shares of performance-based restricted stock and total return-based restricted stock that will vest in the future assuming threshold, target and maximum levels are satisfied. The number of shares of restricted stock set forth in the target column reflects the actual number of shares of restricted stock granted to such Named Executive Officer in 2007. None of the restricted stock granted in 2007 had vested as of December 31, 2007.
(3)	Reflects the fair value of each applicable grant of stock options and restricted stock, in accordance with FAS 123(R). For a description of our accounting policies and information regarding the calculation of the fair value of awards of stock options, total return-based restricted stock and time-based restricted stock, see Note 6 to our Consolidated Financial Statements included in our 2007 Annual Report. For determining the fair value of awards of performance-based restricted stock, we have assumed that target levels of performance will be achieved.
(4)	For a description of the development cash incentive plan, see “Compensation Discussion and Analysis—Incentive Plans Applicable to Regional Managers.”

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table sets forth information with respect to outstanding equity awards held by the Named Executive Officers as of December 31, 2007:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested (1)	Market Value of Shares of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested (2)
Edward J. Fritsch	31,686		$20.69	2/28/10
Edward J. Fritsch	27,830		$11.63	2/28/10
Edward J. Fritsch	89,316		$24.99	2/28/11
Edward J. Fritsch	112,198		$21.01	2/28/13
Edward J. Fritsch (3)	42,944	42,944	$26.15	2/28/14
Edward J. Fritsch (4)	97,778	97,777	$26.27	2/29/12
Edward J. Fritsch (5)	18,217	54,648	$32.37	2/28/13
Edward J. Fritsch (6)		41,633	$42.03	3/01/14
Edward J. Fritsch (7)					152,627	$4,484,181	26,199	$769,712

Michael E. Harris	19,094		$24.99	2/28/11
Michael E. Harris	42,837		$21.01	2/28/13
Michael E. Harris (8)	19,342	19,343	$26.15	2/28/14
Michael E. Harris (9)	22,548	45,096	$26.27	2/29/12
Michael E. Harris (10)	8,401	25,205	$32.37	2/28/13
Michael E. Harris (11)		19,202	$42.03	3/01/14
Michael E. Harris (12)					54,372	$1,597,449	12,084	$355,028

Terry L. Stevens (13)	13,547	12,849	$26.15	2/28/14
Terry L. Stevens (14)	18,215	35,714	$26.27	2/29/12
Terry L. Stevens (15)	6,654	19,960	$32.37	2/28/13
Terry L. Stevens (16)		15,206	$42.03	3/01/14
Terry L. Stevens (17)					16,319	$479,452	9,569	$281,139

Gene H. Anderson	7,459		$22.19	3/25/09
Gene H. Anderson	19,589		$20.69	2/28/10
Gene H. Anderson	205		$11.63	2/28/10
Gene H. Anderson	34,094		$24.99	2/28/11
Gene H. Anderson	32,444		$27.05	2/29/12
Gene H. Anderson	42,837		$21.01	2/28/13
Gene H. Anderson (18)	25,812	8,605	$26.15	2/28/14
Gene H. Anderson (19)	18,482	18,482	$26.27	2/29/12
Gene H. Anderson (20)	3,444	10,329	$32.37	2/28/13
Gene H. Anderson (21)		7,886	$42.03	3/01/14
Gene H. Anderson (22)					23,483	$689,931	4,957	$145,633

W. Brian Reames (23)		5,828	$26.15	2/28/14
W. Brian Reames (24)		13,607	$26.27	2/29/12
W. Brian Reames (25)		8,197	$32.37	2/28/13
W. Brian Reames (26)		6,259	$42.03	3/01/14
W. Brian Reames (27)					8,115	$238,419	3,934	$115,590

(1)	Consists of time-based restricted stock.
(2)	Consists of performance-based restricted stock and total return-based restricted stock.
(3)	With respect to unexercisable stock options, all became exercisable on March 1, 2008.
(4)	With respect to unexercisable stock options, 48,889 became exercisable on March 1, 2008 and 48,888 are scheduled to become exercisable on March 1, 2009.
(5)	With respect to unexercisable stock options, 18,216 became exercisable on March 1, 2008, 18,216 are scheduled to become exercisable on March 1, 2009 and 18,216 are scheduled to become exercisable on March 1, 2010.
(6)	With respect to unexercisable stock options, 10,408 became exercisable on March 1, 2008, 10,408 are scheduled to become exercisable on March 1, 2009, 10,408 are scheduled to become exercisable on March 1, 2010 and 10,409 are scheduled to become exercisable on March 1, 2011.

(7)	With respect to shares of time-based restricted stock, 17,178 vested on March 1, 2008, 25,000 shares are scheduled to vest on April 13, 2008, 20,158 shares are scheduled to vest on March 1, 2009, 25,000 shares are scheduled to vest on April 13, 2009, 785 share are scheduled to vest on April 16, 2009, 11,567 shares are scheduled to vest on March 1, 2010, 25,000 shares are scheduled to vest on April 13, 2010, 2,939 shares are scheduled to vest on March 1, 2011, and 25,000 shares are scheduled to vest on April 13, 2011. With respect to shares of performance-based restricted stock and total return-based restricted stock, up to 14,445 shares are scheduled to vest on December 31, 2008 and 11,754 shares are scheduled to vest on December 31, 2009 if and to the extent the vesting criteria is satisfied.
(8)	With respect to unexercisable stock options, all became exercisable on March 1, 2008.
(9)	With respect to unexercisable stock options, 22,548 became exercisable on March 1, 2008 and 22,548 are scheduled to become exercisable on March 1, 2009.
(10)	With respect to unexercisable stock options, 8,402 became exercisable on March 1, 2008, 8,402 are scheduled to become exercisable on March 1, 2009 and 8,402 are scheduled to become exercisable on March 1, 2010.
(11)	With respect to unexercisable stock options, 4,800 became exercisable on March 1, 2008, 4,800 are scheduled to become exercisable on March 1, 2009, 4,801 are scheduled to become exercisable on March 1, 2010 and 4,801 are scheduled to become exercisable on March 1, 2011.
(12)	With respect to shares of time-based restricted stock, 7,477 vested on March 1, 2008, 10,334 shares are scheduled to vest on April 13, 2008, 9,204 shares are scheduled to vest on March 1, 2009, 10,333 shares are scheduled to vest on April 13, 2009, 5,335 shares are scheduled to vest on March 1, 2010, 10,333 shares are scheduled to vest on April 13, 2010, 1,356 shares are scheduled to vest on March 1, 2011. With respect to shares of performance-based restricted stock and total return-based restricted stock, up to 6,662 shares are scheduled to vest on December 31, 2008 and 5,422 shares are scheduled to vest on December 31, 2009 if and to the extent the vesting criteria is satisfied.
(13)	With respect to unexercisable stock options, all became exercisable on March 1, 2008.
(14)	With respect to unexercisable stock options, 17,857 became exercisable on March 1, 2008 and 17,857 are scheduled to become exercisable on March 1, 2009.
(15)	With respect to unexercisable stock options, 6,654 became exercisable on March 1, 2008, 6,653 are scheduled to become exercisable on March 1, 2009 and 6,653 are scheduled to become exercisable on March 1, 2010.
(16)	With respect to unexercisable stock options, 3,801 became exercisable on March 1, 2008, 3,801 are scheduled to become exercisable on March 1, 2009, 3,802 are scheduled to become exercisable on March 1, 2010 and 3,802 are scheduled to become exercisable on March 1, 2011.
(17)	With respect to shares of time-based restricted stock, 4,225 vested on March 1, 2008, 6,795 shares are scheduled to vest on March 1, 2009, 4,225 shares are scheduled to vest on March 1, 2010 and 1,074 shares are scheduled to vest on March 1, 2011. With respect to shares of performance-based restricted stock and total return-based restricted stock, up to 5,276 shares are scheduled to vest on December 31, 2008 and 4,294 shares are scheduled to vest on December 31, 2009 if and to the extent the vesting criteria is satisfied.
(18)	With respect to unexercisable stock options, all became exercisable on March 1, 2008.
(19)	With respect to unexercisable stock options, 9,241 became exercisable on March 1, 2008 and 9,241 are scheduled to become exercisable on March 1, 2009.
(20)	With respect to unexercisable stock options, 3,443 became exercisable on March 1, 2008, 3,443 are scheduled to become exercisable on March 1, 2009 and 3,443 are scheduled to become exercisable on March 1, 2010.
(21)	With respect to unexercisable stock options, 1,971 are scheduled to become exercisable on March 1, 2008, 1,971 are scheduled to become exercisable on March 1, 2009, 1,971 are scheduled to become exercisable on March 1, 2010 and 1,971 are scheduled to become exercisable on March 1, 2011.
(22)	With respect to shares of time-based restricted stock, 4,330 vested on March 1, 2008, 4,167 shares are scheduled to vest on April 13, 2008, 3,909 shares are scheduled to vest on March 1, 2009, 4,167 shares are scheduled to vest on April 13, 2009, 2,187 shares are scheduled to vest on March 1, 2010, 4,166 shares are scheduled to vest on April 13, 2010 and 557 shares are scheduled to vest on March 1, 2011. With respect to shares of performance-based restricted stock and total return-based restricted stock, up to 2,730 shares are scheduled to vest on December 31, 2008 and 2,227 shares are scheduled to vest on December 31, 2009 if and to the extent the vesting criteria is satisfied
(23)	With respect to unexercisable stock options, all became exercisable on March 1, 2008.
(24)	With respect to unexercisable stock options, 6,803 became exercisable on March 1, 2008 and 6,804 are scheduled to become exercisable on March 1, 2009.
(25)	With respect to unexercisable stock options, 2,732 became exercisable on March 1, 2008, 2,732 are scheduled to become exercisable on March 1, 2009 and 2,733 are scheduled to become exercisable on March 1, 2010.
(26)	With respect to unexercisable stock options, 1,564 became exercisable on March 1, 2008, 1,565 are scheduled to become exercisable on March 1, 2009, 1,565 are scheduled to become exercisable on March 1, 2010 and 1,565 are scheduled to become exercisable on March 1, 2011.
(27)	With respect to shares of time-based restricted stock, 3,136 vested on March 1, 2008, 2,852 shares are scheduled to vest on March 1, 2009, 1,685 shares are scheduled to vest on March 1, 2010 and 442 shares are scheduled to vest on March 1, 2011. With respect to shares of performance-based restricted stock and total return-based restricted stock, up to 2,167 shares are scheduled to vest on December 31, 2008 and 1,767 shares are scheduled to vest on December 31, 2009 if and to the extent the vesting criteria is satisfied.

Option Exercises and Stock Vested in 2007

The following table sets forth information with respect to the exercise of stock options and vesting of restricted stock by the Named Executive Officers during 2007:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting
Edward J. Fritsch	329,076	$6,896,979	39,459	$1,406,528
Michael E. Harris	173,524	$3,532,173	17,407	$614,972
Terry L. Stevens	12,000	$249,600	12,007	$409,573
Gene H. Anderson	—	—	8,227	$299,636
W. Brian Reames	41,076	$632,857	5,903	$213,900

(1)	None of our Named Executive Officers elected to sell any of the shares of restricted stock upon vesting (other than shares forfeited to us in satisfaction of income tax liabilities) in 2007.

Nonqualified Deferred Compensation in 2007

In 2007, each Named Executive Officer could elect to defer all or a portion of his base salary, bonus and/or amounts paid under our annual non-equity incentive plan, which is then invested in various unrelated mutual funds in separate accounts on behalf of each Named Executive Officer. The investment options under this deferred compensation plan are similar to the investment options generally available to all of our employees under our Salary Deferral and Profit Sharing Plan. Payout elections, which are made in the discretion of each participant, must be made during or prior to the year in which the deferral occurs, as required by applicable income tax regulations. None of the Named Executive Officers received any such payout during 2007.

Prior to January 1, 2006, executive officers and directors also could elect to defer cash compensation for investment in units of phantom stock. At the end of each calendar quarter, any executive officer and director who deferred compensation into phantom stock was credited with units of phantom stock at a 15% discount. Dividends on the phantom stock are assumed to be issued in additional units of phantom stock at a 15% discount.

The following table sets forth information with respect to nonqualified deferred compensation of the Named Executive Officers during 2007:

Name	Aggregate Balance at December 31, 2006	Executive Contributions (1)	Aggregate Earnings (2)	Aggregate Balance at December 31, 2007
Edward J. Fritsch	$916,230	$225,572	39,715	$1,181,518
Michael E. Harris	$217,716	$69,766	$(75,856)	$211,625
Terry L. Stevens	$267,080	$104,869	$(29,604)	$342,345
Gene H. Anderson	$485,408	$97,822	$(187,273)	$395,956
W. Brian Reames	$1,526,922	$390,964	$(115,377)	$1,802,509

(1)	Such amounts consist of earnings in 2007 that are also reported under “—Summary Compensation Table.”
(2)	Consists of changes in the value of deferrals invested in unrelated mutual funds and units of phantom stock and includes the value attributable to the assumed issuance of additional phantom stock at a 15% discount upon the declaration of a dividend. The value attributable to the assumed issuance of additional phantom stock at a 15% discount upon the declaration of a dividend is also reflected in the “Nonqualified Deferred Compensation Earnings” column under “—Summary Compensation Table.”

Post-Employment Compensation

Post-Employment Benefits for Mr. Harris. Our employment contract with Mr. Harris includes provisions restricting him from competing with us during employment and, except in certain circumstances, for a one-year period after termination of employment. His employment contract provides for, among other things, severance payments in the event of termination by us without cause or termination by Mr. Harris for good reason equal to his base salary then in effect for the greater of one year from the date of termination or the remaining term of the contract. The following scenarios assume the employment of Mr. Harris had been terminated as of December 31, 2007. In the event of his death, in addition to the benefits payable under his term life insurance policy, the estate of Mr. Harris would have been entitled to receive a cash payment of $456,842, all of his unvested time-based restricted stock would have vested immediately, a pro rata portion of his total return-based restricted stock and performance-based restricted stock as of the date of his death would have been non-forfeitable and continue to vest according to the terms of their original grants and his stock options exercisable as of December 31, 2007 would have continued to be exercisable for a six-month period thereafter. In the event of his disability, Mr. Harris would have been entitled to receive a cash payment of $175,000 all of his unvested restricted stock would have been non-forfeitable and would have continued to vest according to the terms of their original grants and stock options exercisable as of December 31, 2007 would have continued to be exercisable for a six-month period thereafter. In the event of termination by us without cause or by him with good reason, Mr. Harris would have been entitled to receive a cash payment of $777,675, continuing benefits valued at $11,162 and all of his unvested restricted stock and outstanding stock options, whether or not then exercisable, would have been non-forfeitable and would have vested automatically. In the event of termination by Mr. Harris without good reason, Mr. Harris would have been entitled to receive a cash payment of $29,167, continuing benefits valued at $930 and his stock options exercisable as of December 31, 2007 would have continued to be exercisable for a three-month period thereafter. For information regarding his outstanding restricted stock and stock options as of December 31, 2007, see “—Outstanding Equity Awards at 2007 Fiscal Year-End.”

Post-Employment Benefits for Messrs. Fritsch, Stevens, Anderson and Reames. Under the terms of the applicable equity awards, in the event the employment of any of Messrs. Fritsch, Stevens, Anderson or Reames had been terminated as of December 31, 2007 due to their death, in addition to the benefits payable under their term life insurance policy, all of their unvested time-based restricted stock would have vested immediately, all of their total return-based restricted stock and performance-based restricted stock would have been non-forfeitable and continue to vest according to the terms of their original grants and their stock options exercisable as of December 31, 2007 would have continued to be exercisable for a six-month period thereafter. In the event the employment of any of Messrs. Fritsch, Stevens, Anderson or Reames had been terminated as of December 31, 2007 due to their disability, all of their unvested restricted stock would have been non-forfeitable and continue to vest according to the terms of their original grants and stock options exercisable as of December 31, 2007 would have continued to be exercisable for a six-month period thereafter. For information regarding outstanding restricted stock and stock options as of December 31, 2007, see “—Outstanding Equity Awards at 2007 Fiscal Year-End.”

Benefits Upon a Change in Control. We have change in control agreements with each of Messrs. Fritsch, Harris, Stevens and Anderson that provide benefits to such officers in the event of certain voluntary or involuntary actual or constructive terminations of employment within a three-year period after a change in control involving our company. The agreements generally provide that, if within 36 months from the date of a change in control, the employment of the executive officer is terminated without cause, including a voluntary termination because such executive officer’s responsibilities are changed, salary is reduced or responsibilities are diminished or because of a voluntary termination for any reason in months 13, 14 or 15 following the change in control, such executive officer will be entitled to receive 2.99 times a base amount. An executive’s base amount for these purposes is equal to 12 times the highest monthly salary paid to the executive during the 12-month period ending prior to the change in control plus the greater of (1) the average amount earned under our annual non-equity incentive program for the preceding three years or (2) the amount earned under such program during the most recently completed fiscal year. Each executive officer would also be entitled upon any such termination to receive an additional stay bonus otherwise payable on the first anniversary of the change in control in an amount equal the base amount referred to in the preceding sentence. In the event of a change in control, Messrs. Fritsch, Harris, Stevens and Anderson are each also entitled to receive a gross-up payment to pay for any applicable excise taxes on excess parachute payments, whether or not their employment is terminated. As of April 13, 2008, the expiration date of the change in control agreements will be April 13, 2011. The expiration dates of the change in control agreements are automatically extended for one additional year on each anniversary date unless we give notice at least 60 days prior to such anniversary date that the term will not be extended.

Mr. Reames would also be eligible to receive certain benefits upon an actual or constructive termination within a one-year period after a change in control pursuant to an arrangement we have in place covering other employees. This arrangement generally provides that, if within 12 months from the date of a change in control, the employment of the employee is terminated without cause, including a voluntary termination because such employee’s responsibilities are changed, salary is reduced or responsibilities are diminished, such employee will be entitled to receive up to one year’s base salary plus the amount earned (on an annualized basis) during the year of such change in control under our annual non-equity incentive program.

For purposes of these arrangements, “change in control” generally means any of the following events:

•	the acquisition by a third party of 20% or more of our then-outstanding common stock;

•

the individuals who currently constitute the Board of Directors (or individuals who subsequently become directors whose elections or nominations were approved by at least a majority of the directors currently constituting the Board of Directors) cease for any reason to constitute a majority of the Board of Directors;

•	approval by our stockholders of a reorganization, merger or consolidation in which we are not the surviving entity; or

•	approval by our stockholders of a complete liquidation or dissolution or the sale or other disposition of all or substantially all of our assets.

The table set forth below describes the benefits Messrs. Fritsch, Harris, Stevens, Anderson and Reames would have each received under our change in control agreements assuming the employment of such officers had been terminated in connection with a change in control that occurred as of December 31, 2007. For purposes of this table, we assume the per share price of our common stock was $29.38, which was the closing price on the NYSE on December 31, 2007. Our equity incentive plans provide for the immediate vesting of all options, restricted stock and benefits upon a change in control. The value of stock options and restricted stock that vested prior to the change in control and other benefits that are payable in accordance with their terms, regardless of the occurrence of a change in control, such as benefits under our deferred compensation plan and retirement plan, are not deemed under SEC rules to be payments upon a termination following a change in control.

Name	Cash Payment (1)	Value of Benefits (2)	Value of Vesting of Time-Based Restricted Stock (3)	Value of Vesting of Performance- Based and Total Return-Based Restricted Stock (4)	Value of Vesting of Stock Options (5)	Excise Tax Gross-Up Payments
Edward J. Fritsch	$6,484,258	$1,785,622	$4,484,181	$665,721	$442,796	$4,540,439
Michael E. Harris	$3,534,979	$170,724	$1,597,449	$307,041	$202,726	$1,766,531
Terry L. Stevens	$3,226,857	$67,481	$479,452	$243.178	$152,573	$1,532,148
Gene H. Anderson	$1,787,657	$59,741	$689,931	$125,903	$85,273	$833,764
W. Brian Reames	$434,262	—	$238,419	$99,941	$61,142	—

(1)	Includes amounts earned under our annual non-equity incentive program for 2007 but unpaid as of December 31, 2007. The change in control agreements require the payment to our Named Executive Officers of amounts earned but unpaid as of the date of the change in control. Such amounts, which are deemed to have been earned in 2007, are also reflected under “—Summary Compensation Table.”
(2)	Consists of the present actuarial benefits of continuing health care and other benefits. Upon a termination in connection with a change in control, Messrs. Fritsch, Harris and Anderson would also be entitled to receive continuing health insurance coverage until such officer becomes eligible for standard medical benefits under Medicare.
(3)	Consists of all outstanding shares of time-based restricted stock held by such Named Executive Officer that had not vested as of December 31, 2007.
(4)	Consists of all outstanding shares of performance-based and total return-based restricted stock held by such Named Executive Officer that had not vested as of December 31, 2007.
(5)	Consists of all outstanding stock options held by such Named Executive Officer that had not vested as of December 31, 2007.

In the event the employment of Messrs. Fritsch, Harris, Stevens, Anderson and Reames had not been terminated in connection with a change in control that occurred as of December 31, 2007, all of the outstanding restricted stock and unexercisable stock options (the in-the-money values of which are set forth in the table above) would nonetheless have vested as of such date. Additionally, Messrs. Fritsch, Harris, Stevens and Anderson would have been eligible to receive a stay bonus on the first anniversary of the change in control in an amount equal to 12 times the highest monthly salary paid to the executive during the 12-month period ending prior to the change in control plus the greater of (1) the average amount earned under our annual non-equity incentive program for the preceding three years or (2) the amount earned under such program during the most recently completed fiscal year. Assuming a change in control had occurred as of December 31, 2007, the stay bonus payable on December 31, 2008 would have been $1,243,725 for Mr. Fritsch,

$702,975 for Mr. Harris, $645,810 for Mr. Stevens and $424,875 for Mr. Anderson. Because Messrs. Fritsch, Stevens, Harris and Anderson are also entitled to receive a gross-up payment to pay for any applicable excise taxes on excess parachute payments in the event of a change in control, whether or not their employment is terminated, in the event of continued employment, we estimate that the tax gross-up payment would have been $1,000,330 for Mr. Fritsch. In the event of continued employment, we do not believe Messrs. Harris, Stevens or Anderson would have been subject to excise tax.

Director Compensation in 2007

During 2007, the Chairman of the Board of Directors received a base retainer at an annual rate of $60,000 and other non-employee directors received base retainers at an annual rate of $45,000. Members of the audit, executive and compensation and governance committees received additional retainers at an annual rate of $5,000 for each committee, except that the additional annual retainer rate was $10,000 for the chairman of the compensation and governance committee and $20,000 for the chairman of the audit committee. Non-employee directors on the investment committee received additional retainers at an annual rate of $10,000 plus $500 per day for property visits. Non-employee directors do not receive additional fees for attendance at meetings or participation in conference calls of the Board or its committees. Each non-employee director also receives a grant of restricted stock at the beginning of each year with a grant date fair value of $60,000. The table set forth below provides information concerning the compensation of persons serving as non-employee directors during 2007:

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Nonqualified Deferred Compensation Earnings (2)	All Other Compensation (3)	Total
Thomas W. Adler	$60,000	$26,933	—	$4,202	$91,135
Kay N. Callison	$50,000	$26,933	—	$4,202	$81,135
Lawrence S. Kaplan	$65,000	$26,933	$146	$4,202	$96,281
Sherry A. Kellett	$50,000	$18,151	—	$3,168	$71,319
L. Glenn Orr, Jr.	$63,178	$26,933	—	$4,202	$94,313
O. Temple Sloan, Jr.	$80,000	$48,205	$1,586	$7,061	$136,852

(1)	Consists of compensation expense recognized by us during 2007 in accordance with FAS 123(R) with respect to all outstanding restricted stock, including restricted stock granted prior to 2007. Restricted stock issued in 2007 to directors will vest ratably on an annual basis over a four-year term. Dividends received on restricted stock are non-forfeitable and are paid at the same rate and on the same date as on shares of our common stock. The following sets forth information about restricted stock granted to our non-employee directors in 2007 and all outstanding equity incentive awards held by such directors at December 31, 2007 (which include stock options issued to such directors in prior years):

Name	Shares of Restricted Stock Granted in 2007 (#)	FAS 123R Grant Date Fair Value of Stock Awards Granted in 2007 ($)	Total Shares of Restricted Stock Outstanding at December 31, 2007 (#)	Stock Options Outstanding at December 31, 2007 (#)	Weighted Average Exercise Price Per Stock Option ($)
Thomas W. Adler	1,759	$67,807	2,820	78,891	$22.93
Kay N. Callison	1,759	$67,807	2,820	26,000	$22.60
Lawrence S. Kaplan	1,759	$67,807	2,820	17,228	$21.28
Sherry A. Kellett	1,759	$67,807	2,321	10,000	$27.62
L. Glenn Orr, Jr.	1,759	$67,807	2,820	—	—
O. Temple Sloan, Jr.	1,750	$74,230	3,935	142,384	$22.70

(2)	Prior to 2006, non-employee directors could elect to defer cash compensation for investment in units of phantom stock. At the end of each calendar quarter, any director who deferred compensation into phantom stock was credited with units of phantom stock at a 15% discount. Dividends on the phantom units are assumed to be issued in additional units of phantom stock at a 15% discount. Directors who deferred compensation prior to 2006 in this manner, however, continue to be credited with additional units of phantom stock at a 15% discount upon the declaration of dividends. The amount set forth in the table consists of the value attributable to assumed issuance of additional phantom stock at a 15% discount upon the declaration of a dividend, but such amounts do not take into account fluctuations in the implied value of such phantom stock based on changes in the value of our common stock.
(3)	Consists of dividends received in 2007 on outstanding restricted stock. Such dividends are non-forfeitable and are paid at the same rate and on the same date as on shares of our common stock.

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee intends to appoint Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2008. If the appointment of Deloitte & Touche LLP is not ratified, the audit committee anticipates that it will nevertheless engage Deloitte & Touche LLP as our independent registered public accounting firm for 2008, but it will consider whether it should select a different independent registered public accounting firm for 2009.

Representatives of Deloitte & Touche LLP are expected to be present in person or by telephone at the meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR this proposal.

Principal Accountant Fees

Aggregate fees recorded in our financial statements for professional services rendered by our independent registered public accounting firms for 2006 and 2007 were as follows:

	2007	2006
Audit Fees	$2,979,604	$2,234,711
Audit-Related Fees (1)	$174,500	$154,400
Tax Fees (2)	$93,331	$81,071

(1)	Audit-related services generally include accounting consultations and fees for access to online research libraries.
(2)	Tax services generally include tax compliance, tax planning and tax advice.

Pre-Approval Policies

The audit committee has adopted a policy requiring the pre-approval of all fees paid to our independent registered public accounting firm. All fees paid to our independent registered public accounting firm for services incurred during 2007 were pre-approved in accordance with the committee’s policies. Before independent registered public accounting firms are engaged to render any service for us or any of our wholly owned subsidiaries, the proposed services must either be specifically pre-approved by the audit committee or such services must fall within a category of services that are pre-approved by the audit committee without specific case-by-case consideration. Any services in excess of any pre-approved amounts, or any services not described above, require the pre-approval of the audit committee chair, with a review by the audit committee at its next scheduled meeting. The audit committee has determined that the rendering of the non-audit services by Deloitte & Touche LLP during or relating to 2007 was compatible with maintaining such firm’s independence.

Change in Certifying Accountant

On February 17, 2006, the audit committee dismissed Ernst & Young LLP as our independent registered public accounting firm. On February 23, 2006, the audit committee engaged Deloitte & Touche LLP as independent registered public accounting firm to audit our consolidated financial statements commencing with the 2005 fiscal year. During 2004, 2005 and the subsequent interim period preceding our engagement of Deloitte & Touche LLP, neither we nor anyone on our behalf consulted with Deloitte & Touche LLP regarding: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements; or (ii) any matter that was the subject of a disagreement as defined in Item 3-04(a) of Regulation S-K.

The reports of Ernst & Young LLP on our consolidated financial statements did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principle, except that, as reported in Item 9A of our 2004 Annual Report, Ernst & Young LLP concurred with management’s assessment that our internal control over financial reporting was not effective as of December 31, 2004 due to material weaknesses that existed as of such date in: (1) our accounting processes for capitalizing interest and carrying costs during lease-up and internal leasing, development and construction costs; (2) our fixed asset and lease incentive accounting processes; and (3) our financial statement close process related to our use of and dependence upon manually prepared spreadsheets in accumulating and consolidating restatement adjustments recorded in connection with our historical financial statements. The first two material weaknesses resulted in adjustments that primarily affected interest expense, capitalized interest and other costs, depreciation expense, gains from sales of real estate assets and other income, and which required us to restate our financial statements for the years ended December 31, 2002 and 2003 and the first three quarters of 2004 as more fully described in Notes 19 and 20 to the consolidated financial statements contained in our 2004 Annual Report. Adjustments were also recorded in the fourth quarter of 2004. The first two material weaknesses also affected the accounts of all joint ventures for which we are primarily responsible for the preparation of financial statements, which in turn affected the equity in earnings of unconsolidated affiliates in such consolidated financial statements.

There were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Ernst & Young LLP, would have caused such firm to make reference thereto in connection with its reports during our two most recent fiscal years and the subsequent interim period preceding our dismissal of Ernst & Young LLP.

PROPOSAL THREE:

CHARTER AMENDMENT TO DECLASSIFY THE BOARD OF DIRECTORS

Under our charter, the Board of Directors is currently divided into three classes, with directors elected to staggered three-year terms. Under this structure, which has been in place since our initial public offering in 1994, approximately one-third of the directors stand for election each year, and the entire Board can be replaced in the course of three annual meetings, all held within approximately two years.

Proposal Three is an amendment to the charter to declassify the Board and provide for the annual election of directors commencing with the annual meeting of stockholders to be held in 2009. Approval of this amendment would not affect the unexpired terms of directors elected in 2007 or, if elected, the terms of directors elected at this annual meeting.

The specific proposal is to insert the following text as a second paragraph of Section 7.3 of the charter:

“Notwithstanding the preceding paragraph, at each annual meeting of stockholders beginning at the annual meeting of stockholders in 2009, directors shall be elected to hold office until the next annual meeting of stockholders and until their successors are elected and qualify; provided, however, that the unexpired terms of directors elected on or before May 15, 2008 shall be unaffected and such directors shall serve until expiration of the term for which they have been elected and until their successors are elected and qualify. Directors may be re-elected any number of times.”

The amendment is the product of the Board’s ongoing review of corporate governance matters. In making its recommendation, the Board considered the advantages of both a classified and declassified board structure. A classified board of directors can promote continuity and enhance the stability of the board, encourage a long-term perspective of company management and reduce a company’s vulnerability to coercive takeover tactics. The Board, however, concluded that the stockholders’ ability to evaluate directors annually and the maintenance by our company of best practices in corporate governance outweighed these factors. Consequently, the Board of Directors concluded that the proposed charter amendment to declassify the Board of Directors is advisable and in the best interests of our stockholders. The Board has therefore approved a resolution recommending that our stockholders approve the proposed charter amendment.

Assuming the proposed amendment is approved, we will file an amendment to our charter with the State Department of Assessments and Taxation of Maryland as soon as practicable after this meeting. Because annual director elections would only begin upon expiration of the terms of currently elected directors, including, if elected, the nominees for election as directors at this meeting, our Board would not become fully declassified until the 2011 annual meeting of stockholders.

Approval of the proposal to amend the charter to declassify the Board requires the affirmative vote of the holders of a majority of our outstanding shares of common stock entitled to vote thereon. Abstentions and broker non-votes will have the same effect as votes against the proposal, although they will count toward the presence of a quorum.

The Board of Directors recommends a vote FOR this proposal.

OTHER MATTERS

Our management knows of no other matters that may be presented for consideration at the meeting. However, if any other matters properly come before the meeting, it is the intention of the person named in the proxy to vote such proxy in accordance with his judgment on such matters.

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

To be considered for inclusion in the 2009 proxy material, the compensation and governance committee has determined that proposals of stockholders to be presented at the 2009 annual meeting of stockholders must be received by our secretary prior to December 2, 2008. If a stockholder wishes to present a proposal at the 2009 annual meeting, whether or not the proposal is intended to be included in the 2009 proxy material, our bylaws require that the stockholder give advance written notice to our secretary not less than 60 nor more than 90 days prior to the anniversary of this meeting. If a stockholder is permitted to present a proposal at the 2009 annual meeting but the proposal was not included in the 2009 proxy material, the compensation and governance committee has determined that our proxy holder would have the discretionary authority granted by the proxy card to vote on the proposal if the proposal was received after February 15, 2009.

COSTS OF PROXY SOLICITATION

The cost of preparing, assembling and making the proxy material available to our stockholders will be borne by us. We will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which shares are beneficially owned by others, to send the proxy material to, and to obtain proxies from, such beneficial owners and we will reimburse such holder for their reasonable expenses in doing so. We have retained Broadridge and American Stock Transfer to assist in the process of identifying and contacting stockholders for the purpose of soliciting proxies. The entire expense of engaging the services of such consultants to assist in proxy solicitation is expected to be approximately $10,000.

BY ORDER OF THE BOARD OF DIRECTORS

O. TEMPLE SLOAN, JR.
Chairman of the Board of Directors

April 1, 2008

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

3100 SMOKETREE COURT - SUITE 600
RALEIGH, NC 27604-1051	ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Highwoods Properties, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Highwoods Properties, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	HWPR01	KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HIGHWOODS PROPERTIES, INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THESE PROPOSALS:	☐	☐	☐

1. ELECTION OF DIRECTORS

01) Thomas W. Adler
02) Kay N. Callison
03) O. Temple Sloan, Jr.
	For	Against	Abstain

2. RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM for the fiscal year ending December 31, 2008.	☐	☐	☐
3. APPROVAL OF A PROPOSED CHARTER AMENDMENT TO DECLASSIFY THE BOARD OF DIRECTORS.	☐	☐	☐

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IN HIS DISCRETION, THE PROXY IS ALSO AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ELECTION OF ALL NOMINEES FOR DIRECTOR AND “FOR” PROPOSALS TWO AND THREE.

(Please sign exactly as your name appears hereon. When signing on behalf of a corporation, partnership, estate, trust or in any other representative capacity, please sign your name and title. For joint accounts, each joint owner must sign.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10K are available at www.proxyvote.com.

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PROXY

HIGHWOODS PROPERTIES, INC.

PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL

MEETING OF STOCKHOLDERS TO BE HELD ON MAY 15, 2008

The undersigned hereby (a) acknowledges receipt of the Notice of Annual Meeting of Stockholders of Highwoods Properties, Inc. (the “Company”) to be held on May 15, 2008, and the Proxy Statement in connection therewith; (b) appoints Edward J. Fritsch and Jeffrey D. Miller, and each of them, as Proxy (the “Proxy”) with the power to appoint a substitute; and (c) authorizes the Proxy to represent and vote, as designated on the reverse, all shares of Common Stock of the Company, held of record by the undersigned on March 3, 2008, at such Annual Meeting and at any adjournment(s) thereof.

Please mark, date and sign this proxy and return promptly in the enclosed envelope so as to ensure a quorum at the meeting. This is important whether few or many shares are owned. Delay in returning your proxy may subject the Company to additional expense.